For Immediate Release
---------------------
Tuesday, October 26, 2004

For further information contact
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 201

Press Release

Portec Rail Products, Inc. Reports Record
2004 Third Quarter and Nine Month Operating Results (unaudited)

PITTSBURGH, PA, Tuesday, October 26, 2004 - Portec Rail Products, Inc. (NASDAQ National Market "PRPX") today announced unaudited net income of $976,000 or $0.11 per share for the third quarter ended September 30, 2004 and year to date net income of $3,097,000 or $0.36 per share for the nine months ended September 30, 2004 on average basic and diluted shares of 8,711,150 for both periods. This compares to unaudited net income of $750,000 or $0.11 per share for the third quarter ended September 30, 2003 and $2,860,000 or $0.44 per share for the nine months ended September 30, 2003 on average basic and diluted shares of 6,524,335 (pre-initial public offering) for both periods. Net sales during the third quarter 2004 were $17.0 million compared to $12.9 million during the third quarter of 2003. Net sales for the nine months ending September 30, 2004 were $50.7 million compared to $44.7 million for the same 2003 period.

John S. Cooper, President and Chief Executive Officer said, "We are pleased to report record net sales and net income for both the third quarter and for the nine months ending September 30, 2004. All four of our business units performed well and bookings for new business continued at higher levels than the same periods in 2003. We completed the acquisition of Salient Systems, Inc. on September 30, 2004, our first acquisition following our initial public offering in January 2004. We are very excited about the way Salient Systems and Portec Rail complement each other. The integration of Salient Systems into Portec Rail is rapidly moving forward and we are excited about the anticipated benefits of this acquisition. Portec Rail is a global leader in railway friction management products and Salient Systems is a global leader in railway electronic wayside data collection and data management systems."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington,

West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company has a Canadian subsidiary headquartered near Montreal with a manufacturing operation in St. Jean, Quebec. The Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly-owned subsidiary in the United Kingdom with operations in Wrexham, Wales and Leicester, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2003 and Form 10-Q for the period ended June 30, 2004 under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

         Portec Rail Products, Inc.
         Consolidated Statements of Income
         (In thousands, except share and per share data)


                                                          Three Months Ended               Nine Months Ended
                                                             September 30                    September 30
                                                   ------------------------------------------------------------------
                                                         2004            2003            2004             2003
                                                   ------------------------------------------------------------------
                                                             (Unaudited)                      (Unaudited)

    Net sales                                        $   17,023      $   12,911      $   50,729       $   44,737
    Cost of sales                                        12,535           9,057          36,940           31,753
                                                   ------------------------------------------------------------------
    Gross profit                                          4,488           3,854          13,789           12,984

    Selling, general and administrative                   2,967           2,662           9,082            8,065
    Amortization expense                                     16              20              48               58
                                                   ------------------------------------------------------------------
    Operating income                                      1,505           1,172           4,659            4,861

    Interest expense                                         20              77              91              278
    Other (income) expense, net                              (9)            (61)            (42)              48
                                                   ------------------------------------------------------------------
    Income before income taxes                            1,494           1,156           4,610            4,535
    Provision for income taxes                              518             406           1,513            1,675
                                                   ------------------------------------------------------------------

    Net income                                       $      976      $      750      $    3,097       $    2,860
                                                   ==================================================================


    Earnings per share
        Basic                                            $ 0.11          $ 0.11          $ 0.36           $ 0.44
        Diluted                                          $ 0.11          $ 0.11          $ 0.36           $ 0.44

    Average basic shares outstanding                  8,711,150(1)    6,524,335       8,711,150(1)     6,524,335
    Average diluted shares outstanding                8,711,150(1)    6,524,335       8,711,150(1)     6,524,335

(1) The increase in average basic and diluted shares outstanding, when compared to the respective prior year periods, is due to the issuance of additional shares in conjunction with the Company's initial public offering in January 2004 and the merger with Salient Systems, Inc. in September 2004.

         Consolidated Condensed Balance Sheets
         (In thousands)


                                                     September 30                                     December 31
                                                         2004                                             2003
                                                   -----------------                                -----------------
                                                     (Unaudited)                                       (Audited)
    Assets
    Current assets                                   $   35,107                                       $   23,280
    Property, plant and equipment, net                   11,903                                           11,841
    Other assets                                             95                                              170
    Goodwill and other intangibles                       18,500                                            5,096
                                                   -----------------                                -----------------
        Total assets                                 $   65,605                                       $   40,387
                                                   =================                                =================

    Liabilities and Shareholders' Equity
    Current liabilities                              $   10,914                                       $   17,125
    Other liabilities and long-term debt
       obligations                                        8,354                                            4,129
    Shareholders' equity                                 46,337                                           19,133
                                                   -----------------                                -----------------
        Total liabilities and shareholders'          $   65,605                                       $   40,387
         equity
                                                   =================                                =================